Exhibit 99.1

Phillips 66 Reports Fourth-Quarter 2020 Financial Results

Fourth Quarter
•Reported a fourth-quarter loss of $539 million or $1.23 per share; adjusted loss of $507 million or $1.16 per share
•Generated operating cash flow of $639 million
•Completed Sweeny Hub Phase 2 expansion and the fourth dock at Beaumont Terminal
•Commissioned second dock and additional storage at South Texas Gateway Terminal
•Operated at 101% O&P utilization in Chemicals
•Announced 2021 capital budget of $1.7 billion, including Phillips 66 Partners

Full-Year 2020
•Achieved record safety and environmental performance
•Generated $2.1 billion of operating cash flow
•Responded rapidly to COVID-19 conditions; exceeded $500 million cost and $700 million capital reduction targets
•Completed major growth projects, including Gray Oak Pipeline and Sweeny Hub Phase 2 expansion
•Announced San Francisco Refinery conversion into renewable fuels facility

HOUSTON, Jan. 29, 2021 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces a fourth-quarter 2020 loss of $539 million, compared with a loss of $799 million in the third quarter of 2020. Excluding special items of $32 million, the company had an adjusted loss of $507 million in the fourth quarter, compared with a third-quarter adjusted loss of $1 million.

“2020 was a year of unprecedented challenges,” said Greg Garland, chairman and CEO of Phillips 66. “We took early, decisive steps to reduce costs and capital spending, secure additional liquidity and suspend share repurchases. These actions, combined with cash flow generation from our diversified portfolio, provided us with financial flexibility to maintain our strong investment grade credit ratings and sustain the dividend. We are focused on the health and safety of our employees, their families and our communities as we deliver products that are essential to the global economy.

“During the year, we reached major Midstream growth project milestones. We completed the Gray Oak Pipeline, our largest pipeline project to date. Gray Oak connects to the South Texas Gateway Terminal, which began crude oil export operations across two new docks. At the Sweeny Hub, we finished the Phase 2 expansion, adding two fractionators and storage capacity at Clemens Caverns. At Beaumont, the fourth dock began operations, and 2.2 million barrels of crude oil storage were placed into service.

Phillips 66 Reports Fourth-Quarter 2020 Financial Results
“CPChem polyethylene sales volumes set a new record in 2020, meeting global consumer demand, including for food packaging and medical supplies. In Refining, we announced the Rodeo Renewed project to meet the growing demand for renewable energy. Marketing and Specialties reported one of its strongest financial performances.

“In 2020, our employees delivered exceptional operating performance, achieving record results in personal safety, process safety and environmental performance. We also advanced our digital transformation efforts, fostered innovation across our company and implemented new technologies, including digital systems for work processes and artificial intelligence to predict maintenance requirements and optimize processing unit performance.

“Looking ahead, we are optimistic about the impact of the COVID-19 vaccines on the economic recovery, as well as opportunities for value creation across our portfolio, including investments in a lower-carbon future. We remain committed to disciplined capital allocation and a strong balance sheet.”

Midstream

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2020	Q3 2020	Q4 2020	Q3 2020
Transportation	$97	(3)	196	202
NGL and Other	85	99	86	102
DCP Midstream	41	50	41	50
Midstream	$223	146	323	354

Midstream fourth-quarter pre-tax income was $223 million, compared with $146 million in the third quarter. Midstream results in the fourth quarter included $96 million of impairments related to Phillips 66 Partners’ investments in two crude oil logistics joint ventures, as well as $3 million of hurricane-related costs and $1 million of pension settlement expense. Third-quarter results included a $120 million impairment of pipeline and terminal assets related to the planned conversion of the San Francisco Refinery to a renewable fuels facility, an $84 million impairment related to the cancellation of the Red Oak Pipeline project, $3 million of pension settlement expense and $1 million of hurricane-related costs.

Transportation fourth-quarter adjusted pre-tax income of $196 million was $6 million lower than the third quarter. The decrease was primarily due to lower pipeline and terminal volumes, driven by decreased refinery utilization, partially offset by higher equity earnings from improved Bakken Pipeline volumes.

NGL and Other adjusted pre-tax income was $86 million in the fourth quarter, compared with $102 million in the third quarter. The decrease was mainly due to lower equity earnings, as well as reduced propane and butane trading results, partially offset by higher fractionation volumes, reflecting the ramp-up of Sweeny Fracs 2 and 3.

The company’s equity investment in DCP Midstream, LLC generated fourth-quarter adjusted pre-tax income of $41 million, a $9 million decrease from the prior quarter, mainly reflecting lower Sand Hills Pipeline equity earnings and timing of maintenance costs.

Phillips 66 Reports Fourth-Quarter 2020 Financial Results
Chemicals

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2020	Q3 2020	Q4 2020	Q3 2020
Olefins and Polyolefins	$204	241	216	148
Specialties, Aromatics and Styrenics	15	11	13	5
Other	(26)	(21)	(26)	(21)
Chemicals	$193	231	203	132

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals’ fourth-quarter 2020 pre-tax income was $193 million, compared with $231 million in the third quarter of 2020. Chemicals results in the fourth quarter included reductions to equity earnings of $21 million for pension settlement expense and $1 million of hurricane-related costs, partially offset by a $12 million benefit from lower-of-cost-or-market inventory adjustments. Third-quarter results included a $101 million benefit to equity earnings from lower-of-cost-or-market inventory adjustments, partially offset by $2 million of hurricane-related costs.

CPChem’s Olefins and Polyolefins (O&P) business contributed $216 million of adjusted pre-tax income in the fourth quarter of 2020, compared with $148 million in the third quarter. The $68 million increase was primarily due to higher polyethylene margins, partially offset by higher turnaround and maintenance costs. Global O&P utilization was 101% for the quarter.

CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed fourth-quarter adjusted pre-tax income of $13 million, compared with $5 million in the third quarter. The increase primarily reflects higher earnings from international equity affiliates due to improved margins.

Refining

	Millions of Dollars
	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q4 2020	Q3 2020	Q4 2020	Q3 2020
Refining	$(1,113)	(1,903)	(1,094)	(970)

Refining had a fourth-quarter pre-tax loss of $1.1 billion, compared with a pre-tax loss of $1.9 billion in the third quarter. Refining results in the fourth quarter included $22 million of hurricane-related costs and $3 million of pension settlement expense, partially offset by $6 million of favorable U.K. R&D credits. Third-quarter results included a $910 million impairment related to the planned conversion of the San Francisco Refinery to a renewable fuels facility, $12 million of pension settlement expense and $11 million of hurricane-related costs.

Refining had an adjusted pre-tax loss of $1.1 billion in the fourth quarter of 2020, compared with an adjusted pre-tax loss of $970 million in the third quarter of 2020. Both periods reflect the continued impact of challenging market conditions. The decreased results in the fourth quarter were largely driven by higher turnaround and maintenance activity.

Pre-tax turnaround costs for the fourth quarter were $76 million, compared with third-quarter costs of $41 million. Phillips 66’s worldwide crude utilization rate was 69% in the fourth quarter, down from 77% in the third quarter. Clean product yield was 86% in the fourth quarter.

Phillips 66 Reports Fourth-Quarter 2020 Financial Results
Marketing and Specialties

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2020	Q3 2020	Q4 2020	Q3 2020
Marketing and Other	$180	365	181	366
Specialties	52	50	40	51
Marketing and Specialties	$232	415	221	417

Marketing and Specialties (M&S) fourth-quarter pre-tax income was $232 million, compared with $415 million in the third quarter of 2020. M&S results in the fourth quarter included a $14 million benefit to equity earnings from a lower-of-cost-or-market inventory adjustment, partially offset by $2 million of hurricane-related costs and $1 million of pension settlement expense. Third-quarter results included hurricane-related costs of $1 million and pension settlement expense of $1 million.

Adjusted pre-tax income for Marketing and Other was $181 million in the fourth quarter of 2020, a decrease of $185 million from the third quarter of 2020. The decrease was due to lower realized margins, largely reflecting the impact of rising prices during the quarter, as well as reduced volumes, driven by COVID-19-related demand impacts. Refined product exports in the fourth quarter were 103,000 barrels per day (BPD).

Specialties generated fourth-quarter adjusted pre-tax income of $40 million, down from $51 million in the third quarter, largely due to lower finished lubricant margins.

Corporate and Other

	Millions of Dollars
	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q4 2020	Q3 2020	Q4 2020	Q3 2020
Corporate and Other	$(226)	(239)	(235)	(213)

Corporate and Other fourth-quarter pre-tax costs were $226 million, compared with pre-tax costs of $239 million in the third quarter. Pre-tax costs in the fourth quarter included a $9 million gain on an asset sale. Third-quarter pre-tax costs included a $25 million asset impairment and $1 million of pension settlement expense.

The $22 million increase in Corporate and Other adjusted pre-tax costs in the fourth quarter was mainly driven by lower capitalized interest and higher employee-related expenses.

Phillips 66 Reports Fourth-Quarter 2020 Financial Results
Financial Position, Liquidity and Return of Capital

Phillips 66 generated $639 million in cash from operations during the fourth quarter, including $400 million of cash distributions from equity affiliates. Excluding working capital impacts, operating cash flow was $236 million. The company issued $1.75 billion of senior notes and repaid $500 million of its term loan in the quarter.

During the quarter, Phillips 66 funded $506 million of capital expenditures and investments and $393 million in dividends.

As of Dec. 31, 2020, Phillips 66 had $7.8 billion of liquidity, reflecting $2.5 billion of cash and cash equivalents and approximately $5.3 billion of total committed capacity under revolving credit facilities. Consolidated debt was $15.9 billion at Dec. 31, 2020, including $3.9 billion at Phillips 66 Partners (PSXP). The company’s consolidated debt-to-capital ratio was 42% and its net debt-to-capital ratio was 38%. Excluding PSXP, the debt-to-capital ratio was 39% and the net debt-to-capital ratio was 33%.

Strategic Update

Phillips 66 completed two new 150,000 BPD fractionators at its Sweeny Hub, bringing the site’s total fractionation capacity to 400,000 BPD. Frac 2 commenced commercial operations in September, and Frac 3 started operations in October. Phillips 66 plans to resume construction of the fourth fractionator in the second half of 2021. Upon completion of Frac 4, the Sweeny Hub will have 550,000 BPD of fractionation capacity. The fractionators are supported by long-term customer commitments.

At the South Texas Gateway Terminal, which is being constructed by Buckeye Partners, L.P., the second dock commenced crude oil export operations in the fourth quarter. Upon completion in the first quarter of 2021, the marine export terminal will have storage capacity of 8.6 million barrels and up to 800,000 BPD of dock throughput capacity. Phillips 66 Partners owns a 25% interest in the terminal.

Phillips 66 Partners continued construction of the C2G Pipeline, a 16 inch ethane pipeline that will connect its Clemens Caverns storage facility to petrochemical facilities in Gregory, Texas, near Corpus Christi, Texas. The project is backed by long-term commitments and is expected to be completed in mid-2021.

At Beaumont Terminal, the company completed the addition of a new 200,000 BPD dock in the fourth quarter, bringing the terminal’s total dock capacity to 800,000 BPD. The terminal has total crude and product storage capacity of 16.8 million barrels.

In Chemicals, CPChem and Qatar Petroleum are jointly pursuing development of petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar. CPChem is closely monitoring economic developments and has deferred final investment decision for its U.S. Gulf Coast project until 2022.

CPChem is advancing optimization and debottleneck opportunities. This includes recently approved projects at its Cedar Bayou facility in Baytown, Texas, that will increase capacity of ethylene and polyethylene. In addition, CPChem is pursuing expansion of its normal alpha olefins production.

In October, CPChem announced its first U.S. commercial-scale production of circular polyethylene from recycled mixed-waste plastics at its Cedar Bayou facility and received International Sustainability and Carbon Certification PLUS (ISCC PLUS) certification for this location in November. CPChem is using advanced recycling technology to convert plastic waste to valuable liquids that can become new petrochemicals. CPChem’s circular polyethylene matches the performance and safety specifications of traditional polymers.

Phillips 66 Reports Fourth-Quarter 2020 Financial Results
In Refining, Phillips 66 is advancing its plans at the San Francisco Refinery in Rodeo, California, to meet the growing demand for renewable fuels. The company will complete its diesel hydrotreater conversion in mid-2021, which will produce 8,000 BPD (120 million gallons per year) of renewable diesel. Upon expected completion of the full conversion in early 2024, the facility will have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity. The conversion is expected to reduce the plant’s greenhouse gas emissions by 50% and help California meet its low-carbon objectives.

In Marketing, 106 retail sites in the Central region were acquired in January through a joint venture. This will enable long-term placement of Phillips 66 refinery production and extend participation in the retail value chain.

Recently, Phillips 66 announced the formation of an Emerging Energy organization. This group is charged with establishing a lower-carbon business platform that delivers attractive returns. It will focus on opportunities within our portfolio, such as Rodeo Renewed, as well as commercializing emerging energy technologies for a sustainable future. Combined with the company’s research and innovation efforts, the Emerging Energy organization uniquely positions Phillips 66 to develop and deploy technologies and products to support a lower-carbon future.

In collaboration with Georgia Institute of Technology, Phillips 66 received a U.S. Department of Energy grant for improving the costs, performance and reliability of an electrolysis technology that has the potential to convert carbon dioxide to clean fuels.

A field demonstration of a proprietary Phillips 66 solid oxide fuel technology was installed at a Phillips 66 facility to provide power generation for pipeline integrity.

Phillips 66 Reports Fourth-Quarter 2020 Financial Results
Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EST to discuss the company’s fourth-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings (Loss)
	Millions of Dollars
	2020			2019
	Q4	Q3	Year	Q4	Year
Midstream	$223	146	(9)	405	684
Chemicals	193	231	635	150	879
Refining	(1,113)	(1,903)	(6,155)	345	1,986
Marketing and Specialties	232	415	1,446	377	1,433
Corporate and Other	(226)	(239)	(881)	(211)	(804)
Pre-Tax Income (Loss)	(691)	(1,350)	(4,964)	1,066	4,178
Less: Income tax expense (benefit)	(197)	(624)	(1,250)	256	801
Less: Noncontrolling interests	45	73	261	74	301
Phillips 66	$(539)	(799)	(3,975)	736	3,076

Adjusted Earnings (Loss)
	Millions of Dollars
	2020			2019
	Q4	Q3	Year	Q4	Year
Midstream	$323	354	1,382	405	1,584
Chemicals	203	132	617	173	944
Refining	(1,094)	(970)	(3,332)	345	1,948
Marketing and Specialties	221	417	1,419	287	1,343
Corporate and Other	(235)	(213)	(869)	(211)	(804)
Pre-Tax Income (Loss)	(582)	(280)	(783)	999	5,015
Less: Income tax expense (benefit)	(149)	(352)	(667)	236	1,057
Less: Noncontrolling interests	74	73	266	74	301
Phillips 66	$(507)	(1)	(382)	689	3,657

Phillips 66 Reports Fourth-Quarter 2020 Financial Results
About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,300 employees committed to safety and operating excellence. Phillips 66 had $55 billion of assets as of Dec. 31, 2020. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Shannon Holy (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	shannon.m.holy@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: the continuing effects of the COVID-19 pandemic and its negative impact on commercial activity and demand for refined petroleum products; the inability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our Midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; the inability to comply with governmental regulations or make capital expenditures to maintain compliance; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; potential disruption of our operations due to accidents, weather events, including as a result of climate change, terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities, expropriation of assets, and other political, economic or diplomatic developments, including those caused by public health issues and international monetary conditions and exchange controls; changes in governmental policies relating to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels pricing, regulation or taxation, including exports; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); the operation, financing and distribution decisions of equity affiliates we do not control; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, as well as the ability of PSXP to successfully execute its growth plans; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports Fourth-Quarter 2020 Financial Results
Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings (loss),” “adjusted earnings (loss) per share” and “adjusted pre-tax income (loss).” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period. This release also includes a “debt-to-capital ratio excluding PSXP.” This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to total consolidated earnings (loss) refer to net income (loss) attributable to Phillips 66.

Phillips 66 Reports Fourth-Quarter 2020 Financial Results

	Millions of Dollars
	Except as Indicated
	2020			2019
	Q4	Q3	Year	Q4	Year
Reconciliation of Consolidated Earnings (Loss) to Adjusted Earnings (Loss)
Consolidated Earnings (Loss)	$(539)	(799)	(3,975)	736	3,076
Pre-tax adjustments:
Pending claims and settlements	—	—	(37)	—	(21)
Pension settlement expense	26	17	81	—	—
Impairments	96	1,139	4,241	—	853
Impairments by equity affiliates	—	—	15	—	47
Lower-of-cost-or-market inventory adjustments	(26)	(101)	(55)	23	65
Certain tax impacts	(6)	—	(14)	(90)	(90)
Asset dispositions	(9)	—	(93)	—	(17)
Hurricane-related costs	28	15	43	—	—
Tax impact of adjustments*	(23)	(262)	(568)	17	(214)
Other tax impacts	(25)	(10)	(15)	3	(42)
Noncontrolling interests	(29)	—	(5)	—	—
Adjusted earnings (loss)	$(507)	(1)	(382)	689	3,657
Earnings (loss) per share of common stock (dollars)	$(1.23)	(1.82)	(9.06)	1.64	6.77
Adjusted earnings (loss) per share of common stock (dollars)†	$(1.16)	(0.01)	(0.89)	1.54	8.05

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income (Loss)	$223	146	(9)	405	684
Pre-tax adjustments:
Impairments	96	204	1,461	—	853
Pension settlement expense	1	3	9	—	—
Lower-of-cost-or-market inventory adjustments	—	—	1	—	—
Impairments by equity affiliates	—	—	—	—	47
Asset dispositions	—	—	(84)	—	—
Hurricane-related costs	3	1	4	—	—
Adjusted pre-tax income	$323	354	1,382	405	1,584
Chemicals Pre-Tax Income	$193	231	635	150	879
Pre-tax adjustments:
Lower-of-cost-or-market inventory adjustments	(12)	(101)	(57)	23	65
Pension settlement expense	21	—	21	—	—
Impairments by equity affiliates	—	—	15	—	—
Hurricane-related costs	1	2	3	—	—
Adjusted pre-tax income	$203	132	617	173	944

Phillips 66 Reports Fourth-Quarter 2020 Financial Results

	Millions of Dollars
	Except as Indicated
	2020			2019
	Q4	Q3	Year	Q4	Year
Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Refining Pre-Tax Income (Loss)	$(1,113)	(1,903)	(6,155)	345	1,986
Pre-tax adjustments:
Pending claims and settlements	—	—	—	—	(21)
Asset dispositions	—	—	—	—	(17)
Pension settlement expense	3	12	41	—	—
Impairments	—	910	2,755	—	—
Certain tax impacts	(6)	—	(6)	—	—
Hurricane-related costs	22	11	33	—	—
Adjusted pre-tax income (loss)	$(1,094)	(970)	(3,332)	345	1,948
Marketing and Specialties Pre-Tax Income	$232	415	1,446	377	1,433
Pre-tax adjustments:
Lower-of-cost-or-market inventory adjustments	(14)	—	1	—	—
Certain tax impacts	—	—	—	(90)	(90)
Pending claims and settlements	—	—	(37)	—	—
Pension settlement expense	1	1	6	—	—
Hurricane-related costs	2	1	3	—	—
Adjusted pre-tax income	$221	417	1,419	287	1,343
Corporate and Other Pre-Tax Loss	$(226)	(239)	(881)	(211)	(804)
Pre-tax adjustments:
Asset dispositions	(9)	—	(9)	—	—
Impairments	—	25	25	—	—
Pension settlement expense	—	1	4	—	—
Certain tax impacts	—	—	(8)	—	—
Adjusted pre-tax loss	$(235)	(213)	(869)	(211)	(804)
*We generally tax effect taxable U.S.-based special items using a combined federal and state annual statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.
†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports Fourth-Quarter 2020 Financial Results

	Millions of Dollars
	Except as Indicated
	Dec. 31, 2020
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$15,893	3,909	11,984
Total Equity	21,523	2,512	19,011
Debt-to-Capital Ratio	42%		39%
Total Cash	$2,514	7	2,507
Net Debt-to-Capital Ratio	38%		33%
*PSXP’s third-party debt and Phillips 66’s noncontrolling interests attributable to PSXP.